EXHIBIT 99.3

               3D SYSTEMS APPOINTS SALES, MARKETING VICE PRESIDENT

VALENCIA, Calif.--(BUSINESS WIRE)--Sept. 23, 1999--3D Systems Corp. (Nasdaq NM:TDSC - news) Thursday announced the appointment of Clark Hardesty to vice president of sales and marketing worldwide.

He succeeds Charles Wilson, who left the company this March.

Hardesty will report directly to Brian Service, 3D Systems' chief executive officer. "Clark has a wealth of experience in the area of capital equipment, which will be invaluable for advancing our SLA sales," said Service. "He also maintains relationships with our existing and potential customer base as a result of his previous positions."

Prior to joining 3D Systems, Hardesty, age 50, was the owner of a manufacturing company serving the aerospace industry, with a customer list that included Boeing, Rocketdyne, TRW and Hughes. He has more than 25 years of experience in marketing and sales management within Fortune 500 consumer product and business services companies.

Hardesty has a bachelor's degree from Northeastern University, a master's degree in organizational behavior from Harvard University, and a master's degree in business administration from Case Western Reserve.

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop, and manufacture products.

The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge, and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786, ext. 718 or visit the company's Web site at www.3dsystems.com. For investor information, call 3D Systems' shareholder communications service at 800/757-1799.

Note to Editors: 3D Systems and SLA are trademarks, and Keltool and the 3D logo are registered trademarks of 3D Systems.